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EXHIBIT 1.01(b)
---------------

                      SECOND AMENDMENT AND RESTATEMENT
                                   OF THE
                            SPARTECH CORPORATION
                  NON-QUALIFIED DEFERRED COMPENSATION PLAN
                  ----------------------------------------

WHEREAS, Spartech Corporation adopted its Non-Qualified Deferred
Compensation Plan effective January 1, 1994, to provide certain selected employees of Spartech and its subsidiaries with additional retirement benefits through the Plan, in order to encourage the continuation of their services for Spartech; and

WHEREAS, the Plan has heretofore from time to time been amended and restated; and in order to further amend and to restate the Plan, the Board has approved this Second Amendment and Restatement of the Plan;

NOW, THEREFORE, the Plan is amended and restated to read as follows, effective December 19, 2005:


Article 1.  Definitions.
-----------------------

"Account" means a deferred compensation account established for a Participant pursuant to Section 4.1.

"Administrator" means the chief executive officer of Spartech.

"Beneficiary" means any person, corporation, trust or other entity last designated by a Participant in writing to receive the Deferred Compensation provided under the Plan in the event of the death of the Participant. Provided, that if a designation is not made or the named Beneficiary cannot be located by the time the payment of a Deferred Compensation commences, or if the named Beneficiary predeceases the Participant and no contingent Beneficiary has been named, the Beneficiary shall be (i) the Participant's surviving Spouse, or if none, then (ii) the Participant's descendants (including adopted descendants), per stirpes, or if none, then (iii) the Participant's estate.

"Board" means the board of directors of Spartech.

"Cause" means (i) "cause" as defined in the termination provisions of the Participant's employment contract with Spartech, if any, or if none, then
(ii) proven dishonesty or theft, conviction of a felony, habitual drunkenness or drug abuse, or such other reason or reasons as would justify a termination of employment for cause under applicable common law or Spartech's employment policies.

"Change in Control" means:

        (i) The occurrence of the "Distribution Date" as such term is defined in the Rights Agreement dated as of April 2, 2001 between Spartech and Mellon Investor Services LLC (the "Rights Agreement"); or

        (ii) If the "Redemption Date" or the "Final Expiration Date," as such terms are defined in the Rights Agreement, has occurred, either (A) the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than an institutional investor holding its interest purely for passive investment purposes, or a Spartech employee benefit plan, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities


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               Exchange Act of 1934) of 15% or more of the combined voting power of all Spartech's then outstanding voting securities, or (B) the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of the combined voting power of all Spartech's then outstanding voting securities; unless prior to any such acquisition the Board has approved such acquisition and determined that it is in the best interests of Spartech and its shareholders; or

        (iii) The approval by the Board of any merger, consolidation or other transaction involving Spartech, or of any one of a series of related transactions, as a result of which (A) Spartech would not be the surviving corporation, or (B) the holders of Spartech's common stock immediately prior to such transaction would not own at least a majority of the voting power of Spartech immediately after the transaction in substantially the same relative proportions as they owned Spartech's common stock immediately prior to the transaction, or (C) Spartech's common stock would be converted into cash or other securities of Spartech other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or

        (iv) The commencement of any tender offer subject to Section 14(d) of the Securities Exchange Act of 1934 and the rules thereunder for 20% or more of Spartech's common stock; if the person making such offer could own 50% or more of such common stock when the tender offer terminates; or

        (v) Any change or changes in the composition of the Board within any two-year period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the Board or nomination for election by Spartech's shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the Board.

However, in the event that any provision of this definition of Change in Control provides for a smaller degree of change of ownership than that required in the corresponding meaning of change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation in Proposed Treasury Regulation 1.409A-3(g)(5) or any successor regulation, the determination as to whether there has been a Change in Control shall be determined by the provisions of such Proposed Treasury Regulation 1.409A-3(g)(5) or such successor regulation.

"Code" means the Internal Revenue Code of 1986, as amended.

"Compensation" means, with respect to any Participant, the total amount shown on the Participant's Internal Revenue Service Form W-2 for a calendar year as wages for Medicare tax purposes, excluding (i) contributions to the Participant's Account, (ii) any non-cash compensation (including but not limited to excess group term life insurance, personal automobile usage and income from exercises of stock options and vesting of restricted stock), and
(iii) other miscellaneous items such as reimbursed moving expenses. Compensation shall not include amounts paid before the Participant became


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employed by Spartech, or if the Participant's employer is a Spartech subsidiary, before the employer became a subsidiary.

"Deferred Compensation" has the meaning given in Section 5.4.

"Disability" means the condition of being "disabled" as defined in Section 409A(a)(2)(C) of the Code. Unless otherwise required under applicable provisions of the Code, the Disability of a Participant shall be determined by a licensed physician chosen by Spartech.

"Eligible Employee" means a person who serves as a management-level employee of Spartech.

"Participant" means an Eligible Employee who has been designated to participate in the Plan and who has executed a Participation Agreement pursuant to Section 2.2. A Participant will be either an "Active
Participant" as described in Section 2.3 or an "Inactive Participant" as described in Section 2.4.

"Plan" means this Spartech Corporation Non-Qualified Deferred Compensation Plan, as heretofore or hereafter amended and/or restated.

"Spartech" means Spartech Corporation, a Delaware corporation, and (except as the context may otherwise require) its wholly-owned or majority-owned subsidiaries.

"Spouse" means the person, if any, to whom a Participant is legally married at the time of his or her death.

"Termination" has the meaning given in Section 5.3.

"Trustee" means the person or entity named as trustee under the Trust.

"Trust" means the Spartech Corporation Non Qualified Deferred Compensation
Trust.

"Unvested Contribution" has the meaning given in Section 5.2.

"Vested Portion" means all or a portion of an Account determined as set out in Section 5.4.

"Years of Service" means a whole number determined as set out in Section
5.1.


Article 2.  Participation In The Plan.
--------------------------------------

2.1 Any Eligible Employee may be designated by the Administrator to become a Participant in the Plan, effective as of the date the Participant becomes an Eligible Employee or such later date as the Administrator may determine.

2.2 As a condition of his or her participation in the Plan, an Eligible Employee so designated must complete and execute a Participation Agreement in the form attached hereto or in such other form as the Administrator may approve.

2.3 A Participant will be an Active Participant so long as the Participant is an Eligible Employee or until such earlier date as the Administrator may determine that the Participant shall become an Inactive Participant. A Participant may remain as an Active Participant after ceasing to be an Eligible Employee if and to the extent provided in a written post-employment consulting or other non-employee service agreement between the Participant and Spartech, but in no event after the Termination of the Participant.

2.4 A Participant will become an Inactive Participant after ceasing to be an Active Participant, so long as a Termination has not occurred. An Inactive Participant will remain in the Plan and will


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continue to accrue service for vesting purposes, but Spartech will not be required to make further contributions to the Participant's Account.

2.5 The Administrator may determine to redesignate an Inactive Participant as an Active Participant, but such a Participant shall not be entitled to any contributions or Deferred Compensation amount which would have accrued if the Participant had been an Active Participant during the time the Participant was an Inactive Participant.

2.6 Each Participant shall advise Spartech of his or her current mailing address and the address of his or her Beneficiary, and shall notify Spartech promptly of any change of address. In the absence of such notice, Spartech shall be entitled, for all purposes, to rely on the last known address of the Participant or Beneficiary. It is the Participant's obligation to notify Spartech of any change of Beneficiary.


Article 3.  Contributions and Funding.
-------------------------------------

3.1 Spartech shall contribute to the Trust on account of each Active Participant, no later than February 15 of each calendar year, an amount in cash equal to 10% of the Participant's Compensation for the immediately preceding calendar year(1) less the amount of any forfeitures allocated to the Participant's Account for the immediately preceding calendar year pursuant to Section 3.2. For purposes of this section and Section 3.2, a Participant's Compensation for a year shall be limited to $300,000. The amounts contributed on behalf of a Participant shall be allocated to the Participant's Accounts as of the last day of the calendar year in which the Participant is paid the Compensation with respect to which the contribution is made.

3.2 The amounts of any forfeitures of funded Accounts arising under Section
5.5 or Section 6.2 shall be allocated to the Accounts of the remaining Active Participants as of the last day of the calendar year in which the forfeiture occurs, in proportion to their Compensation (not to exceed $300,000) for the year in which the forfeiture occurs. Spartech's obligation to make contributions on account of a Participant with respect to a calendar year shall be reduced by the amount of any forfeitures allocated to the Participant's Account for that year.

3.3 Unless otherwise approved by the Administrator, Spartech shall not make any contribution to the Trust on account of an Inactive Participant, including contributions for years ended while the person was an Active Participant which are not yet due at the time the person becomes an Inactive Participant, and forfeitures shall not be allocated to the Account of an Inactive Participant, including forfeitures for years ended while the person was an Active Participant. Unless otherwise approved by the Administrator, Spartech shall not make any contribution to the Trust on account of a Participant after his or her Termination, including contributions for years ended before the Termination which are not yet due at the time of the Termination, and forfeitures shall not be allocated to the Account of a Participant after the Participant's Termination, including forfeitures for years ended prior to the Termination.

3.4 Contributions by Participants are neither required nor permitted under the Plan.

3.5 Unless otherwise expressly directed by the Administrator, Spartech shall contribute any funding under the Plan to the Trust.


----------------------------
        (1) There shall be no contribution to the Plan in December 2005.


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Article 4.  Participant Accounts.
--------------------------------

4.1 Spartech shall establish an Account for each Participant, to which contributions and forfeitures shall be allocated pursuant to Article 3. For accounting purposes, each Account may consist of one or more sub-accounts.

4.2 A Participant's Account shall be invested in such investments as the Trustee under the Trust shall determine in its discretion. Spartech shall have no liability whatsoever to any Participant for the investment results of the Participant's Account.

4.3 The Administrator will value the Plan's investments and the individual Accounts from time to time and apportion and allocate gains and losses to the respective Accounts on such basis as it determines to be fair and appropriate. The Administrator may also appropriately adjust the values of the individual Accounts from time to time to reflect Plan expenses and to reflect any additions to, charges against or distributions from the Accounts.

4.4 Spartech may deduct from a Participant's Account any taxes required to be withheld as a result of contributions, Deferred Compensation payments, vesting increases or other events under the Plan or affecting the Account.


Article 5.  Vesting and Payment of Deferred Compensation.
--------------------------------------------------------

5.1 For vesting purposes, a Participant will accrue one Year of Service in each calendar year during which the Participant is a Participant for at least three calendar months. Years of Service need not be accrued in consecutive calendar years. The Administrator may also credit a Participant with additional Years of Service in his or her sole discretion which need not be uniformly exercised.

5.2 Contributions to a Participant's Account which are made after the calendar year in which a Participant has accrued seven (7) Years of Service and before the Participant has reached age 65 are also subject to vesting. Each such contribution will become 25% vested on December 31 of the calendar year in which the contribution is made and will become an additional 25% vested on December 31 of each of the three years thereafter. The amount of any such contribution which has not fully vested is an "Unvested Contribution." However, investment gains or losses on Unvested Contributions are fully vested; the amount of an Unvested Contribution shall not increase or decrease as a result of investment gains or losses. All Unvested Contributions shall vest when the Participant reaches age 65. The Administrator may also accelerate the vesting of Unvested Contributions in his or her sole discretion which need not be uniformly exercised.

5.3 The "Termination" of a Participant occurs when the Participant is no longer employed by Spartech and is no longer providing services to Spartech under a written consulting or other non-employee service agreement.

5.4 Upon the Termination of a Participant, the value of the Vested Portion of the Participant's Account (net of any surrender or termination charges) will be determined from the following table, and


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the resulting amount ("Deferred Compensation") will be distributed to the
Participant, or in the event of the Participant's death to the Participant's Beneficiary, in a single, lump sum payment as follows:

----------------------------------------------------------------------------------------------------------------------
   Reason for              Age At
   Termination           Termination       Vested Portion                      Time of Distribution
   -----------           -----------       --------------                      --------------------
----------------------------------------------------------------------------------------------------------------------
Cause                      Any age          None (0%)                         N/A
----------------------------------------------------------------------------------------------------------------------
Death or Disability        Any age          100%                              As promptly as practicable after
                                                                              Termination
----------------------------------------------------------------------------------------------------------------------
Any other reason           65 or older      100%                              As promptly as practicable after
                           -------------------------------------------------  Termination, except that for any
                           Under 65         Until a Change in Control:        Participant who is a "specified
                                            -------------------------         employee" under Section
                                            14.3% times Years of Service      409A(a)(2)(B)(i) of the Code,
                                            (maximum 100%), reduced by        distribution may not be made before
                                            the dollar amount of any          the earlier of (i) six months after
                                            Unvested Contributions            Termination or (ii) the death of
                                            After a Change in Control: 100%   the Participant
                                            -------------------------
----------------------------------------------------------------------------------------------------------------------

No Participant or Beneficiary may delay, accelerate or change in any manner the timing of the distribution of Deferred Compensation as set forth in the above table. Distributions shall be subject to appropriate withholding taxes.

5.5 Upon the Termination of a Participant, any portion of the Participant's Account in excess of the Vested Portion thereof shall be forfeited and any accumulated Years of Service will be lost. If such person is subsequently re-employed and again becomes a Participant, the forfeited amounts will not be restored to the Participant's Account, and the Participant will not be permitted to make any payment to Spartech in order to have forfeited or previously paid amounts restored to his or her Account.

5.6 Spartech may elect to pay the Deferred Compensation either by distributing Account investments in kind, by liquidating the Account and distributing cash, or partly in each manner.

5.7 Life insurance policies, if any, will be valued at their cash surrender value, interpolated terminal reserve value or similar valuation method and not face value, and except to the extent provided in Section 8.7 the Participant will have no right to receive the face amount of the death benefits thereunder.

5.8 Spartech has no obligation to maintain any policy of insurance on the life of a Participant for any period of time either before or after the Participant's Termination; nor shall Spartech have any liability for reimbursement of premiums due to any delay in canceling or surrendering any policy of insurance after a Termination.

5.9 Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge Spartech and the Administrator with respect thereto.

5.10 Neither a Participant nor any other person shall acquire any right, title, expectancy or other interest in or to any amount outstanding to the Participant's credit under the Plan other than upon the actual payment of such portions thereof in accordance with the terms of the Plan. The Plan shall not be deemed to constitute or create a trust, or an escrow agreement or any type of fiduciary relationship between Spartech and a Participant and his or her Beneficiary; nor shall the Deferred Compensation provided for any Participant herein be deemed in any way to be secured by any particular assets of Spartech. The Participant's interest and that of his or her Beneficiary shall be only the unsecured contractual right to receive the Deferred Compensation provided for herein.


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5.11 No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If a Participant or Beneficiary shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Administrator, cease and terminate; and in such event, Spartech may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary at any time and in such proportion as the Administrator may deem proper. Nothing in this Section
5.11 shall prohibit Deferred Compensation from being distributed pursuant to a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code; provided, however, that no Deferred Compensation shall be distributed pursuant to such a domestic relations order before it would otherwise be distributed to the Participant or his or her Beneficiary under the terms of the Plan.

5.12 Notwithstanding anything in the Plan to the contrary, assets reserved for the Plan are subject to market risk, and nothing in the Plan constitutes a guarantee that said assets will not lose market value causing a Participant's Account to be reduced.


Article 6.  Restrictive Covenants.
---------------------------------

6.1 By accepting participation in the Plan, and as a condition of his or her right to participate in the Plan, each Participant agrees that prior to and for six months following the Participant's Termination, regardless of who initiates the Termination and regardless of whether the Termination is with or without Cause, the Participant will not without the express written consent of Spartech:

        (i) Directly or indirectly, on his or her own behalf, or on behalf of any other person, firm, partnership or corporation, transact any business which is the same as or similar to the business then being conducted by Spartech, within a 200 mile radius of any facility owned and/or operated by Spartech, or divert or solicit any of the business of Spartech away from Spartech; or

        (ii) Divulge to others or use for his or her own benefit or for the benefit of others any confidential information, including correspondence and other records, whether or not reduced to writing, which the Participant may have acquired from Spartech or others by reason of the Participant's employment with Spartech; it being expressly understood that all such information, lists, correspondence and other writings are confidential and shall remain the sole property of Spartech and shall not be removed or transcribed for removal by the Participant before or after the Termination; or

        (iii) Enter into any agreement with or solicit the employment of any employee of Spartech, or directly or indirectly attempt to induce any employee of Spartech to leave Spartech or to take employment with a competitor of Spartech; or

        (iv) Solicit any clients or customers of Spartech or induce or attempt to induce any such clients or customers to terminate or alter their relationship with Spartech.

6.2 Any violation of the provisions of Section 6.1 by a Participant shall, in the sole discretion of the Administrator, without regard to any other provision of the Plan and without prejudice to any other remedies of Spartech against the Participant, cause a total forfeiture of the balance of such Participant's Account and all other rights of the Participant under the Plan.


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6.3 Each Participant also agrees that Spartech shall, without prejudice to any other remedies, be entitled to injunctive relief for any breach of
Section 6.1.


Article 7.  Administration.
---------------------------

7.1 The Administrator shall administer the Plan, and shall have full power and authority to compute Deferred Compensation amounts under the Plan and to resolve all questions and issues interpreting the definitions, terms and conditions of the Plan. In determining the facts required in the administration of the Plan, the Administrator shall be entitled to rely on information provided to the Administrator by the management of Spartech. The Administrator may adopt uniform and nondiscriminatory regulations for the administration of the Plan and may delegate his or her responsibilities under the Plan to another person.

7.2 The Administrator shall maintain or cause to be maintained all books of accounts, records or other data as may be necessary or advisable in the Administrator's judgment for the proper administration of the Plan. The annual accounting period for the Plan shall be the calendar year.

7.3 Any denial, in whole or in part, by the Administrator of a claim for Deferred Compensation under the Plan by a Participant or a Beneficiary shall be by written notice delivered or mailed to the Participant or, if no Participant is living, to his or her Beneficiary, stating the specific reasons for the denial which must be referable to a particular provision of the Plan. The Administrator shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for Deferred Compensation has been denied, in whole or in part, for a hearing concerning any decision denying the claim.

7.4 The Administrator shall periodically report to the Board as to the status of the Plan and its Participants.

7.5 Notwithstanding any powers of the Administrator herein granted, any decision affecting the Administrator's Account or participation in the Plan, other than decisions affecting all Plan Accounts in like manner, must be approved by the Compensation Committee of the Board.


Article 8.  Miscellaneous Provisions.
------------------------------------

8.1 The Board shall have the exclusive right to amend or terminate the Plan, and any amendment shall become effective when duly approved by the Board or at such other date as the Board may determine. A Board member who is also a Participant shall not participate in any decision to amend or terminate the Plan. However, no amendment or termination of the Plan may reduce or cancel the Account of a Participant (or the vested interest in such account) existing as of the date of such amendment or termination, nor change the manner or timing of payment of any Deferred Compensation adversely to a Participant, without the consent of the affected Participant.

8.2 Nothing in the Plan, or any amendment thereto, shall give a Participant, Eligible Employee, Beneficiary, Spouse, employee or other person, a right unless it is specifically provided or is accorded by Spartech pursuant to the Plan. Nothing in the Plan or any amendment thereto shall be construed as giving a Participant the right to remain employed in any capacity by Spartech and all persons shall remain subject to discharge or to changes in status at any time to the same extent as if the Plan had not been adopted. The provisions of the Plan shall be binding upon the heirs, executors, administrators, successors, assigns and Beneficiaries of all parties in interest. If any provision of the Plan is found to be invalid, it will not render the remainder of the Plan invalid.


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8.3 Construction of the Plan shall be governed by the laws of Missouri.
Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural, and vice versa, wherever the context so admits or requires. Headings herein have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

8.4 Any litigation arising out of or in connection with the Plan shall be brought exclusively in the United States District Court for the Eastern District of Missouri or, if such court does not have jurisdiction over such matter, in the Missouri state courts located in St. Louis County, Missouri.

8.5 Except as otherwise expressly provided herein, the costs of administering the Plan shall be paid by Spartech.

8.6 Any notice required or permitted to be given under the Plan may be given by mail or by nationally recognized overnight courier service, addressed to the recipient at the address below:

         If to Spartech:            Spartech Corporation
                                    120 South Central, Suite 1700
                                    St. Louis, Missouri 63105
                                    Attention: Director of Human Resources

         If to a Participant:       To the Participant's last known address
                                    as shown on Spartech's records

Notice by mail shall be deemed to be given on the third business day after deposit in the U.S. Mail, postage prepaid, and notice by nationally recognized overnight courier service shall be deemed given on the delivery date specified in the courier service's delivery standards. Notice to a Participant who is a Spartech employee with an e-mail address on Spartech's e-mail system may also be given by e-mail sent to such e-mail address, and shall be deemed given when sent, unless the e-mail system returns a notice of failed delivery.

8.7 Special Provisions for Pre-2006 Life Insurance Contracts. Nothing herein
    --------------------------------------------------------
shall require the Plan to continue to maintain after 2005 any individual insurance contract purchased on the life of a Participant before 2006 for purposes of funding his or her Deferred Compensation under the Plan. However, notwithstanding any other provision of this Plan, with respect to any such insurance contract:

(i) If the Plan elects to surrender such policy after 2005, the Plan shall pay any applicable surrender charge out of general Plan assets and shall not charge such surrender charge against the Account of the insured Participant, and

(ii) If the Plan elects to maintain such policy in effect after 2005, the Plan shall either (A) pay future premiums thereon out of general Plan assets and not charge such premiums against the Account of the insured Participant or (B) credit any death benefits payable under such policy by reason of the insured's death while a Participant directly to the Account of the deceased Participant and exclude such death benefits from the calculation of overall Plan investment experience under Section 4.3.






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                            SPARTECH CORPORATION
                  NON-QUALIFIED DEFERRED COMPENSATION PLAN
                  ----------------------------------------

                           NOTICE OF PARTICIPATION


        To:_______________________
        You have been selected and are hereby designated as a Participant in the Spartech Corporation Non-Qualified Deferred Compensation Plan, as heretofore or hereafter amended and/or restated.
        The effective date of your participation in the Plan is ___________, 20__. If you wish to accept the benefits of the Plan and are willing to be bound by its provisions, please execute a copy of this Participation Agreement at the place indicated below.

                                           SPARTECH CORPORATION


                                           By: ______________________________


                          *   *   *   *   *   *   *


                           PARTICIPATION AGREEMENT
                         AND BENEFICIARY DESIGNATION


        I hereby accept my designation and status as a Participant in the Spartech Corporation Non-Qualified Deferred Compensation Plan. I have read the Plan, as amended and restated to the date hereof, and agree to all of the provisions of the Plan including (without limitation) the restrictive covenants in Article 6 of the Plan.
        I hereby designate the following person as my Beneficiary under the
        Plan:
                           Name:______________________________________
                           Relationship:______________________________
        I understand that it is my obligation to notify Spartech of any change of Beneficiary.

        Dated:_____________, 20___.

                                                 -------------------------------
                                                    Signature of Participant